Exhibit 10.1

LOAN MODIFICATION AGREEMENT NO. 2

Preamble:  This Loan Modification Agreement (this “Agreement”), dated as of August 10, 2006 (the “Amendment Date”), is made by and among UPS Capital Corporation, as Agent; each Person identified as a “Lender” on the signature page hereof, as lenders; and each Person identified as a “Borrower” on the signature page hereof, as borrowers (individually and collectively, the “Borrower”), for the purpose of amending or otherwise modifying the terms of that certain Credit Agreement, dated as of August 12, 2005 (which, as it has been, or hereafter may be, modified or amended, the “Credit Agreement”), among Borrower, the various lenders from time to time party thereto (the “Lenders”) and UPS Capital Corporation, a Delaware corporation, as a Lender and as agent for the Lenders (in such capacity, the “Agent”).  Now, therefore, in consideration of the mutual promises contained herein and in the Credit Agreement, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders and Borrower, each intending to be legally bound, agree as follows:

Definitions.  Capitalized terms used herein, but not expressly defined themselves herein, shall have the meanings given to such terms in the Credit Agreement.

Loan Modifications.  Subject to the satisfaction of the conditions precedent set forth in Section 5 below, Agent, Lenders and Borrower agree to modify the Credit Agreement as follows:

(a)   Temporary Increase in Working Capital Facility Commitment Amount.

The Working Capital Facility Commitment Amount was Twenty-Five Million Dollars ($25,000,000) on the Closing Date and has been increased to Forty Million Dollars ($40,000,000) pursuant to Section 2.3 of the Credit Agreement.  Effective on the Amendment Date, Lenders agree with Borrower to increase temporarily the Working Capital Facility Commitment Amount from Forty Million Dollars ($40,000,000) to Fifty Million Dollars ($50,000,000), with the Commitments of each Lender to be increased on a pro rata basis  (the “Commitment Temporary Increase”).   Giving effect to the Commitment Temporary Increase, the Commitment of UPS Capital Corporation will be Thirty Million Dollars ($30,000,000), and the Commitment of Wells Fargo Bank, National Association will be Twenty Million Dollars ($20,000,000).   On the Amendment Date, each Lender’s Working Capital Note shall be deemed amended to give effect to such temporary increase.

The Inventory Sublimit was Fifteen Million Dollars ($15,000,000) on the Closing Date and has been increased to Twenty-Four Million Dollars ($24,000,000) pursuant to Section 2.3 of the Credit Agreement.  Effective on the Amendment Date, Lenders agree with Borrower to increase temporarily the Inventory Sublimit from Twenty-Four Million Dollars ($24,000,000) to Thirty Million Dollars ($30,000,000) (the “Inventory Sublimit Temporary Increase”).

Without further action by any party, (i) on August 25, 2006, (x) the Working Capital Facility Commitment Amount shall be reduced from Fifty Million Dollars ($50,000,000) to Forty-Eight Million Dollars ($48,000,000) and (y) the Inventory Sublimit shall be reduced from Thirty Million Dollars ($30,000,000) to Twenty-Eight Million Eight Hundred Thousand Dollars ($28,800,000), (ii) on September 1, 2006, the Working Capital Facility Commitment Amount shall be reduced from Forty-Eight Million Dollars ($48,000,000) to Forty-Six Million Dollars ($46,000,000) and (y) the Inventory Sublimit shall be reduced from Twenty-Eight Million Eight Hundred Thousand Dollars ($28,800,000) to Twenty-Seven Million Six Hundred Thousand Dollars ($27,600,000), (iii) on September 8, 2006, (x) the Working Capital Facility Commitment Amount shall be reduced from Forty-Six Million Dollars ($46,000,000) to Forty-Four Million Dollars ($44,000,000)  and (y) the Inventory Sublimit shall be reduced from Twenty-Seven Million Six Hundred Thousand Dollars ($27,600,000) to Twenty-Six Million Four Hundred Thousand Dollars ($26,400,000), (iv) on September 15, 2006, (x) the Working Capital Facility Commitment Amount shall be reduced from Forty-Four Million Dollars ($44,000,000) to Forty-Two Million Dollars ($42,000,000) and (y) the Inventory Sublimit shall be reduced from Twenty-Six Million Four Hundred Thousand Dollars ($26,400,000) to Twenty-Five Million Two Hundred Thousand  Dollars ($25,200,000) and (v) on September 22, 2006, (x) the Working Capital Facility Commitment Amount shall be reduced from Forty-Two Million Dollars ($42,000,000) to Forty Million Dollars ($40,000,000) and (y) the Inventory Sublimit shall be reduced from Twenty-Five Million Two Hundred Thousand Dollars ($25,200,000) to Twenty-Four Million Dollars ($24,000,000).  Such reductions in the Working Capital Facility Commitment Amount shall be applied on a pro rata basis as between the Commitments of Lenders to reduce such Commitments.

(b)   Temporary Increase in Inventory Advance Rate.

Effective on the Amendment Date, Lenders agree to increase temporarily the advance rate applicable to Eligible Inventory set forth in the definition of “Borrowing Base” contained in Section 1.1 of the Credit Agreement from fifty percent (50%) to fifty five percent (55%).

Without further action by any party, (i) on August 25, 2005, such advance rate shall be reduced to fifty-four percent (54%), (ii) on September 1, 2006, such advance rate shall be reduced to fifty-three percent (53%), (iii) on September 8, 2006, such advance rate shall be reduced to fifty-two percent (52%), (iv) on September 15, 2006, such advance rate shall be reduced to fifty-one percent (51%) and (v) on September 22, 2006, such advance rate shall be reduced to fifty percent (50%).

(c)   Borrowing Base Certificates.  With reference to Section 6.1.1(i) of the Credit Agreement, Borrower agrees that, commencing on the Amendment Date, Borrowers’ Representative shall deliver to each Lender and Agent Borrowing Base Certificates and all supporting schedules  and documentation required pursuant to such Section 6.1.1(i) on a weekly basis by Wednesday of each week (or, if Wednesday is not a Business Day, on the next day which is a  Business Day) prepared as of the last Business Day of the preceding week; provided, however, that such Borrowing Base Certificates and supporting schedules shall again be deliverable on a monthly basis in accordance with the provisions of Section 6.1.1(i) after October 31, 2006 so long as (i) no Default or Event of Default has occurred and is continuing and (ii) average daily Working Capital Facility Availability, determined as of October 31, 2006 for the one month period ending on such date, equals or exceeds Minimum Excess Availability ($8,000,000); provided, further, however,  that nothing contained herein shall limit the right of Agent to require more frequent delivery at any time as provided in Section 6.1.1(i).

(d)   Field Audits.   With reference to the last sentence of Section 6.1.7 of the Credit Agreement, Borrower agrees that commencing on the Amendment Date, Borrower shall be obliged to reimburse Agent on demand (in the amounts specified in such sentence) for field audits conducted on a ninety (90) day audit cycle (rather than a one hundred twenty (120) day audit cycle as provided therein);  provided, however, that Borrower shall again be required to reimburse Agent for field audits conducted on a one hundred twenty (120) day audit cycle in accordance with the provisions of Section 6.1.7  after October 31, 2006 so long as (i) no Default or Event of Default has occurred and is continuing and (ii) average daily Working Capital Facility Availability, determined as of October 31, 2006 for the one month period ending on such date, equals or exceeds Minimum Excess Availability ($8,000,000); provided, further, however,  that nothing contained herein shall limit the right of Agent to be reimbursed for more frequent field audits whenever an Event of Default exists as provided in such Section 6.1.7.

(d)   Financial Covenants.   Borrower’s failure to comply with the financial covenants set forth in Section 6.2.4 for the Fiscal Months ending July 31, 2006, August 31, 2006 and September 30, 2006 shall not constitute an Event of Default; provided, however,  that (i) Borrower shall continue to provide calculations of such financial covenants in each Compliance Certificate delivered to Agent pursuant to Section 6.1.1 of the Credit Agreement and (ii) the financial covenant set forth at Section 6.2.4(a) of the Credit Agreement shall continue to apply for purposes of determining the Applicable Margin.

Inducing Representations.  To induce Agent and Lenders to enter into this Agreement, Borrower hereby represents and warrants that: (i) Borrower is duly authorized to enter into this Agreement, and this Agreement, upon its execution by Borrower, Agent and each Lender, will constitute Borrower’s legal, valid and binding obligations enforceable in accordance with its terms against Borrower; (ii) after giving effect to this Agreement, no Default or Event of Default exists; (iii) no present right of setoff, counterclaim, recoupment claim or defense exists in Borrower’s favor in respect of its payment or performance of any Obligations; and (iv) except as modified by this Agreement, all terms of the Credit Agreement and each Loan Document shall remain in full force and effect.

Amendment Fee.   Borrower agrees to pay to Agent on the Amendment Date, for the ratable benefit of Lenders, an amendment fee in the amount of Two Hundred Thousand Dollars ($200,000), which fee shall be fully earned and non-refundable on the Amendment Date.  Lenders may cause such fee to be paid by making  Working Capital Facility Loans to Borrower in the amount thereof.

Conditions Precedent.  Notwithstanding any provision herein the contrary, this Amendment shall not become effective and no Lender shall have any liability hereunder unless and until: (a)  Borrower has paid to Agent,  for the ratable benefit of Lenders, the amendment fee described in Section 4 hereof; (b) each of the conditions precedent set forth in Section 4.2 of the Credit Agreement shall be satisfied; (c) Borrower, Agent and Lenders have executed this Amendment; and (d) Borrower has delivered to Agent (i)  a good standing certificate with respect to each Loan Party from the appropriate Governmental Authority of its State of incorporation and of each other State where such Loan Party is required to qualify; (ii) a certificate of the Secretary or an Assistant Secretary of each Loan Party as to resolutions of its Board of Directors authorizing its execution, delivery and performance of this Amendment and the other Loan Documents to be executed in connection herewith, each in form and substance satisfactory to Agent and Lenders;  (iii) a mortgage or deed of trust in favor of Agent, for the ratable benefit of itself and Lenders, in form and substance satisfactory to Agent and Lenders, granting to Agent, for its benefit and the ratable benefit of Lenders, a Liens on the property owned by Borrower and located at 3411 North Perris Boulevard, Perris, California  92571 and 100 West Sinclair Avenue, Perris, California 92571 (“California Mortgage”); (iv) a commitment from a title insurer satisfactory to Agent and Lenders to issue a policy of mortgagee’s title insurance,  in an amount satisfactory to Agent and Lenders, with no exceptions for the absence of a survey of such property and otherwise on terms and conditions satisfactory to Agent and Lenders, insuring the Lien of the California Mortgage; (v) evidence satisfactory to Agent and Lenders  that the property to be encumbered by the California Mortgage does not lie in a flood hazard zone; (vi) evidence of insurance with respect to such property in compliance with the requirements of Section 6.1.5 of the Credit Agreement and the California Mortgage, (vii) opinion letters dated the Amendment Date from legal counsel to Borrower, addressed to Agent and Lender, in form and substance satisfactory to Agent and Lenders and (viii) such other documents, instruments and agreements as Agent may reasonably request.

Miscellaneous.  Except as otherwise expressly provided herein, but subject to the satisfaction of the conditions precedent set forth in Section 5 hereof,  all modifications to the Credit Agreement set forth herein shall take effect on the Amendment Date.  Each existing Loan Document (including, particularly, any Note) shall be deemed modified hereby as necessary to conform its terms to the terms of the Credit Agreement, as modified hereby.  This Agreement constitutes a Loan Document, and shall be governed and construed accordingly.  This Agreement constitutes the entire agreement among Agent, Lenders and Borrower relative to the subject matter hereof, and supersedes and replaces any prior understandings and agreements, written or oral, in regard thereto.  This Agreement shall be binding on, and inure to the benefit of, the successors and assigns of Borrower, Agent and Lenders.  Borrower shall reimburse Agent for all costs which Agent incurs, including reasonable attorneys fees, in the preparation, negotiation, execution and performance of this Agreement, and the recording of any Loan Documents in connection herewith.

IN WITNESS WHEREOF, Agent, Lenders and Borrower have executed this Agreement, by and through their respective authorized officers, as of the Amendment Date.

“Borrower”:		“Agent” and “Lender”:

NATIONAL R.V. HOLDINGS, INC.		UPS CAPITAL CORPORATION

By:	/s/ Thomas J. Martini	By:	/s/John P. Holoway
	Authorized Officer		Authorized Officer

“Lender”:

NATIONAL R.V., INC.		WELLS FARGO BANK, NATIONAL
ASSOCIATION, acting through its Wells
Fargo Business Credit operating division, as a Lender

By:	/s/ Thomas J. Martini	By:	/s/ Charles Liles
	Authorized Officer		Name: Charlie Liles
Title: Vice President

COUNTRY COACH, INC.

By:	/s/ Thomas J. Martini
Authorized Officer